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Annual Statement as to Compliance
For the Year Ended December 31, 2007
Title Morgan Stanley Capital I Inc.
S e r i e s 2 0 0 7 - I Q 1 3
RREEF Portfolio Pari Passu Loan serviced under MSCII Series 2007-HQ11(the "HQ11
Transaction")
Pursuant to the Pooling and Servicing Agreement for the HQ11 Transaction (the "Lead
Servicing Agreement"), dated as of February 1, 2007, by and among, Morgan Stanley
Capital I Inc., as Depositor, Capmark Finance Inc., as Master Servicer (in such capacity the
"Lead Servicer"), and the other parties party thereto. I hereby attest that:
i.
A review of the activities of the Lead Servicer during the above referenced period, and of its performance under the Lead Servicing Agreement, has been made under my supervision.
ii.
To the best of my knowledge, based on such review, the Lead Servicer, has fulfilled in all material respects its obligations under this the Lead Servicing Agreement throughout such period.
Capmark Finance Inc.
/s/ Mark E. McCool
By: Mark E, McCool
Title: Managing Director
Date: February 20, 2008
.inv 759 lib A